Exhibit 10(b)

May 22, 2009

PERSONAL and CONFIDENTIAL

Mr. Gregory N. Dudkin
208 Spruce Street
Philadelphia, PA  19106

Dear Gregory:

We are delighted with the prospect of your joining PPL Corporation.  On behalf of PPL, I would like to present our formal offer to you to join us as Senior Vice President-EU Operations, reporting directly to Dave DeCampli, President-PPL Electric Utilities.

You will be an employee and officer of PPL Electric Utilities Corporation.  Naturally, as an elected officer, this position is subject to board of managers’ approval.  If you accept our offer, we will proceed immediately to have you elected.

We are providing a level of base salary and performance-oriented incentive programs that will make employment with PPL both challenging and financially attractive.

Our offer includes a first-year compensation program consisting of an annualized salary of $325,000 plus incentive compensation.

As an elected officer, you will be eligible for various incentives.  Currently, the annualized value of these incentives includes:  a target annual cash incentive of 50% of your annual salary (and a potential payment range of 50% to 200% of target based on performance) and long-term incentive opportunities totaling 130% of your annual salary.

The long-term incentive is comprised of: (i) an annual incentive targeted at about 52% of your annual salary in the form of restricted stock units based on performance achievement based on three year financial and operational goals, (ii) annual award targeted at 26% of your annual salary in performance units, and (iii) stock options valued at about 52% of your annual salary.  The performance unit grant is payable based on relative, total shareowner return compared to our peers over a 3-year performance period and has a payment range of 50% to 200% of target based on performance.  The total annual incentive target consisting of these three components is 130% of your annual salary.

          The annual cash incentive and the restricted stock unit awards are determined in the first quarter of the year.  We will determine your 2009 PPL annual cash incentive, assuming you are otherwise eligible, based on an assumed full 12 months of employment rather than a partial award for the period of your employment in 2009.

As part of our offer, you will receive pro-rata performance units (for the 2009 – 2011 performance period) and stock option awards for 2009 and will be eligible for full awards in 2010.  Upon your employment, we will award you performance units and options equal in value to approximately $49,292 and $98,583 respectively (assumes a June 1 employment date).

In addition to the above compensation and awards, we will provide a sign-on bonus with a value of $150,000, which will be paid $75,000 in cash, following your employment date and a grant equivalent to $75,000 in the form of restricted stock units on which restrictions will expire in three years.  If you voluntarily leave PPL prior to completion of one full-year of service, you would be required to return the cash sign-on bonus to PPL.  Your signature below authorizes PPL to deduct any amounts owed from your final paycheck.

The enclosed term-sheet summarizes the components of our offer.

We will also extend to you change in control protection as an officer of PPL.  This protection is provided to key executives under a separate contract and, in your case, when approved, would provide two times annual salary and annual cash incentive up to the maximum available without incurring the federal excise tax on excess severance payments in the event of your termination of employment in conjunction with a change-in-control of PPL Corporation.  This agreement also extends the employee group life, disability, accident and health insurance coverage for a two-year period and provides an additional two years of pension credit in determining your PPL retirement benefit.

If your employment should be terminated within one year of employment for any reason, provided it is not for cause, we will provide you a severance payment equal to one year’s base salary.  If your employment is terminated by the company for reasons other than for cause after your first year of employment, you will receive payment equal to your salary for a period of 52 weeks or until you secure alternative employment, whichever occurs first.  This severance payment is contingent on your executing a release in a form acceptable to PPL.  In addition, for a period equal to the severance payment period (e.g., one year if you are terminated within one year of hire) we will continue active employee health, dental and basic life insurance benefits, provided you execute a release in a form acceptable to PPL.

You will be eligible for PPL’s other executive benefits including coverage under the Supplemental Executive Retirement Plan (“SERP”).  The SERP is a defined benefit pension plan that provides officers with enhanced retirement benefits upon retirement after 10 years of service or, upon attaining age 60.  You will also be eligible for PPL’s Officers Deferred Compensation Plan (“ODCP”).  The ODCP permits deferral of compensation to allow an executive to manage current income taxes.  The ODCP also provides for company matching contributions that are unable to be made under the qualified employee savings plan due to certain federal limitations.

You will also be eligible for executive financial planning services.

We require executives to accumulate PPL stock under our Executive Equity Ownership Guideline Program.  In your position, you would be required to hold one-time your salary in PPL shares by the end of five years.

Finally, you will, of course, also be eligible for PPL’s comprehensive package of other employee benefit plans including the tax qualified employee pension, savings/401(k) plan, health benefits, dental, life insurance, and other benefits including vacation where you will be eligible for 6 weeks of vacation, prorated for your first year of employment.  Our health benefits for active employees currently only require employee contributions of about 8% of cost on average.  Retiree medical benefits are available for employees retiring after attaining age 55 with 10 years of service.

In order to continue the employment process, please follow these steps:

•	This offer is valid through May 29, 2009, and we request your written acceptance by that date by signing and returning the enclosed copy of this letter.
•	The company has a relocation policy which typically only applies to employees relocating within a year of hire. We are willing to review this policy with you.
•
If you accept this offer, please call 800-760-8378, National Drug Screen, Inc.  Tell them you are candidate for employment at PPL and are calling to schedule a pre-employment drug screen.  They will schedule you and provide you with a location and time to go for the screening.  If you experience any problems in scheduling your drug screen call the PPL Dispensary, 484-634-4028.

•	On the enclosed copy of this letter, write the date, time and name of the facility where you made arrangements for your drug screen.
•
In addition, we request that you complete the enclosed PPL Application Form, HR/Payroll Employment Information Form, and Personal History Questionnaire and return these items with the signed offer letter. An envelope has been provided for your convenience.

Our offer is contingent upon your satisfactory completion of the background reference and drug screen.  Additionally, on your first day of employment we will need to complete the government-mandated I-9 form showing proof of employment eligibility under the Immigration Reform and Control Act of 1986.  A list of suitable proofs of identity is enclosed.

We recognize that you would be interested in a long-term relationship with the Company, and it is certainly our hope and expectation that such a relationship would develop.  Please know, however, that employment at the Company would be on an “at-will” basis.  This means that it is for no defined period of time and can be terminated by either you or the Company, with or without cause or advance notice.  Of course, as a professional courtesy, we would appreciate advance notification from you of any intended change in your employment status.  Likewise, we would attempt, where appropriate, to provide reasonable notice of any intended change in your status.

Please feel free to call me at any time, at 610-774-4536 if you have any questions.  We are looking forward to your joining us as a key member of the management team responsible for guiding PPL toward a successful future.

Sincerely,

Stephen R. Russo

Enclosures

Please sign below to accept this proposal:

Signed:  __________________________                                                                                                Date:  ______________________

DATE OF DRUG SCREEN	FACILITY COMPLETING DRUG SCREEN